Exhibit 10.60

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the sinformation subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[* * *] SUPPLY AGREEMENT

This [* * *] Supply Agreement (“Agreement”) is effective as of June 1, 2010 (the “Effective Date”) by and between Durect Corporation, a corporation established under the laws of Delaware, and having its principal business offices at 2 Results Way, Cupertino, California 95014, United States of America (“Durect”) and Hospira, Inc, a corporation having its principal business offices at 275 N Field Drive, Lake Forest, IL 60045 (“Hospira”).

WITNESSETH

A. Whereas, Durect and Hospira are parties to the Development and License Agreement dated June 1, 2010 (the “License Agreement”), wherein Durect has granted to Hospira under the terms set forth in the License Agreement rights to Exploit Licensed Products in the Territory;

B. Whereas, the License Agreement contemplates that Durect will supply to Hospira the excipient [* * *] (“[* * *]”) for Hospira’s use in the Manufacture of: (i) Clinical supplies of Future Licensed Products and Line Extensions of the Initial Licensed Product and (ii) Licensed Products for Commercialization, in each case in the Territory (the “Specified Uses”).

C. Whereas, the Parties now desire to specify the terms and conditions applicable to such supply.

NOW, THEREFORE, in consideration of the mutual premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, Durect and Hospira agree as follows.

This Agreement sets forth the rights and obligations of Durect and Hospira in relation to the supply by Durect to Hospira and the purchase by Hospira from Durect of [* * *] for the Specified Uses by Hospira, any of its Affiliates or sublicensees involved in the Exploitation of Licensed Products in the Territory, and the Parties shall refer only to this [* * *] Supply Agreement with respect to such. This Agreement does not amend, modify or supersede the Supply Agreement under which Durect supplies [* * *] to Hospira Worldwide in order for Hospira Worldwide to manufacture the Initial Licensed Product for Durect.

ARTICLE I. DEFINITIONS

Except as otherwise expressly defined in this Article I and elsewhere in this Agreement, all capitalized terms shall have the meanings ascribed to such terms in the License Agreement. As used herein, the following capitalized terms have the meanings as defined below:

Act - shall mean the U.S. Food, Drug & Cosmetic Act and the regulations promulgated thereunder.

Batch - a specific quantity of Finished [* * *] that is intended to have uniform character and quality within specified limits and is produced according to a single manufacturing run during the same cycle of production.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Calendar Quarter - the period of three consecutive calendar months ending on March 31, June 30, September 30, or December 31, as the case may be.

Certificate Of Analysis - a document which is signed and dated by a duly authorized representative of Durect certifying that the Finished [* * *] conforms with the Specifications.

Contract Year - the 12-month period beginning on the Effective Date and thereafter on each anniversary of the Effective Date.

DMF - the Type IV drug master file relating to manufacture of Finished [* * *] from [* * *] Starter Material.

[* * *].

Failure to Supply - Durect supplies less than [* * *] of the quantity specified in the applicable purchase order within [* * *].

Finished [* * *] - Parenteral grade [* * *] which meets the Specifications.

IPEC - International Pharmaceutical Excipients Council.

IPEC Guidelines - the Joint IPEC-PQG Good Manufacturing Practices Guide For Pharmaceutical Excipients, current edition.

Manufacturing Cost - [* * *].

Quality Agreement - the Quality Agreement to be executed by the Parties in accordance with Section 3.3 and to be attached hereto as Exhibit A to this Agreement.

[* * *] Starter Material - pharmaceutical grade [* * *] qualified for oral use as supplied by [* * *] or other supplier and which is further processed to produce Finished [* * *].

Specifications - specifications for the Finished [* * *] attached hereto as Exhibit B.

Shipment - each individual shipment of Finished [* * *] received by Hospira from Durect.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 1.1 Interpretation

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) “Herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c) All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(e) The recitals set forth at the start of this Agreement, along with the Exhibits and Schedules to this Agreement, and the terms and conditions incorporated in such recital, Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and Schedules and the terms and conditions incorporated in such recitals, Exhibits and Schedules, provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Exhibits and Schedules, the terms of this Agreement shall control;

(f) In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

(g) The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;

(h) Unless otherwise provided, all references to Sections, Schedules and Exhibits in this Agreement are to Sections, Schedules and Exhibits of and to this Agreement;

(i) All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years unless otherwise expressly provided; references to a “business day” herein shall mean a day when both Hospira and Durect corporate headquarters are open during regular business hours for the conduct of normal business operations;

(j) Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(k) Any requirements of notice or notification by one Party to another shall be construed to mean written notice in accordance with Section 10.3; and

(l) Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE II. SUPPLY

Section 2.1 Supply and Purchase. During the Term, subject to the terms and conditions hereof, Durect shall manufacture and supply to Hospira (and, its Affiliates and sublicensees involved in the Exploitation of Products in the Territory, if any) at least [* * *] of the binding portion of any then current Forecast, and Hospira (and its Affiliates and sublicensees involved in the Exploitation of Licensed Products in the Territory, if any) shall exclusively purchase from Durect, Hospira’s requirements (and the requirements, if any, of its Affiliates and sublicensees involved in the Exploitation of Licensed Products in the Territory), of [* * *] for the Specified Uses. [* * *] shall be supplied hereunder in the form of Finished [* * *].

Section 2.2 Price. The purchase price for Finished [* * *] to be purchased hereunder is Durect’s Manufacturing Cost therefor ($[* * *] as of the Effective Date). [* * *]

Section 2.3 Records Retention. Durect and its Affiliates shall keep complete and accurate records in accordance with GAAP and pertaining to the Manufacturing Cost to permit the determination of the Manufacturing Cost for a minimum period of [* * *] calendar years in sufficient detail to permit Hospira to confirm the accuracy thereof.

Section 2.4 Audit Request. During the Term of this Agreement and for a period of [* * *] year thereafter, at the request of Hospira (the “Auditing Party”), Durect and its Affiliates (the “Audited Party”) shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable advance notice of not less than [* * *] calendar days, but not more often than [* * *] in each calendar year, to examine such records for the [* * *] years prior to the notice as may be necessary to determine the correctness of Durect’s determination of the Manufacturing Cost. Results of any such examination shall be made available concurrently to all Parties except that said independent, certified public accountant shall verify to the Auditing Party such amounts and shall disclose no other information revealed in such audit. The examination shall also include disclosure of the methodology and calculations used to determine the results. The said independent, certified public accountant shall execute a written confidentiality agreement with the Audited Party.

Section 2.5 Cost of Audit. The Auditing Party shall bear the full cost of the performance of any audit requested by the Auditing Party except as hereinafter set forth. If, as a result of any inspection of the books and records of the Audited Party, it is shown that the Manufacturing Costs charged by Durect to Hospira was more than the amount that should have been charged, then Durect shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within [* * *] calendar days from receipt of the results of said examination, including interest at the rate of [* * *] percent ([* * *]%) per month (or the maximum interest allowable by applicable laws, whichever is less) for the amount of the discrepancy. Furthermore, if there was an overcharge of more than [* * *] percent ([* * *]%) of the amount of that was owed, the Audited Party shall also reimburse the Auditing Party for reasonable costs incurred by the Auditing Party in respect of such audit.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 2.6 Purchase Orders.

(a) On a [* * *] basis, Hospira will provide a rolling [* * *] year forecast, of which the [* * *] months will be firm (“Forecast”). Durect will notify Hospira within [* * *] business days of Forecast receipt if it in good faith has reason to believe it cannot meet the Forecast. Durect’s providing of such notification shall not be interpreted in any manner as relieving Durect of its obligations under this Agreement, nor shall it prevent Hospira from pursuing any and all rights and remedies Hospira may have based on Durect’s failure to be able to deliver Finished [* * *] in accordance with the terms of this Agreement. Hospira shall place purchase orders with Durect at least [* * *] days in advance of the delivery date specified on the purchase order. Durect will confirm each purchase order and its delivery date within [* * *] business days from the date of receipt of such purchase order. Hospira shall be obligated to purchase all quantities of Finished [* * *] so ordered and Durect shall accept all such purchase orders it receives in accordance with this Section. In ordering and delivering, the Parties shall use their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement. Each purchase order will be deemed satisfied upon delivery of a quantity which is [* * *] more or less of the quantity ordered, provided that Hospira shall only be required to pay for the amount of Finished [* * *] actually delivered. If Durect is unable to deliver the Finished [* * *] on the date specified by Hospira, Durect shall notify Hospira as soon as possible, but in any event within [* * *] days of receipt of the purchase order. Durect’s providing of such notification shall not be interpreted in any manner as relieving Durect of its obligations under this Agreement, nor shall it prevent Hospira from pursuing any and all rights and remedies Hospira may have based on Durect’s failure to deliver the Finished [* * *] in accordance with the terms of this Agreement.

(b) In the event that Hospira requests Durect to supply Finished [* * *] in less than [* * *] days, Durect shall use reasonable efforts to do so, provided that if Durect provides notice to Hospira of additional charges in meeting Hospira’s request beyond those normally incurred in supplying Finished [* * *], including but not limited to, expedited analytical charges or shipping charges, then Hospira shall either (i) agree to pay Durect for any such additional charges, or (ii) withdraw its request for the expedited delivery. In the event that a purchase order for any month exceeds the latest Forecast for such month, Durect will use its reasonable efforts, but shall be under no obligation, to supply Finished [* * *] in excess of [* * *] of the Forecast.

(c) With respect to purchase orders for Finished [* * *], Durect agrees that such purchase orders, and the content thereof, shall be deemed confidential and shall not be disclosed to any third party.

Section 2.7 Payment and Delivery.

(a) Terms of Payment. Payment terms shall be net [* * *] days from the receipt of the invoice for the Shipment. Invoices shall be issued no earlier than the date on which Finished [* * *] is shipped. Payment must indicate the invoice number(s) being paid. Unless otherwise agreed, all payments will be in U.S. dollars. Hospira shall be responsible for payment of any and all sales, use, excise, or similar taxes and custom duties or tariffs, except for taxes based on Durect’s income.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) Delivery. Durect shall manufacture the Finished [* * *] at Durect’s factory in Vacaville, CA or other Durect site permitted hereunder. Delivery shall be [* * *]. Title to the Shipment shall transfer upon placing the Shipment onto the carrier’s vehicle at Durect’s location. Durect will provide to the carrier instructions regarding the transport conditions required in order to not adversely affect the Finished [* * *] (including ensuring that the Shipment is temperature monitored and the Finished [* * *] is kept at an appropriate temperature throughout shipment). Durect will provide a Certificate of Analysis for each Batch of Finished [* * *] shipped to Hospira. The direct cost of transportation from Durect’s facility shall be paid by [* * *]. Any change in the shipping address must be made in writing to Durect. Such notice must be received by Durect in a timely manner. Hospira shall be responsible for any additional reasonable charges incurred for split shipments or special packaging requirements other than those set forth in the Specifications.

Section 2.8 Increasing Capacity. With respect to [* * *] required for the Initial Licensed Product, Durect shall, at [* * *], implement a second manufacturing site or increase capacity at its existing manufacturing site, if required in order to meet increased demand. The allocation of the cost for any secondary manufacturing sites needed or increased capacity needed, in each case resulting from demand due to the Manufacture of Future Licensed Products for Commercialization[* * *].

Section 2.9 Safety Stock. Within [* * *] days of Durect’s receipt of the first purchase order from Hospira, Durect shall establish and maintain a safety stock of Finished [* * *] available to Hospira. Durect shall maintain a safety stock of Finished [* * *] at all times in an amount not less than [* * *] of the amount of Finished [* * *] purchased by Hospira during the previous [* * *]. Durect shall keep Hospira reasonably informed of the level of inventory identified as the safety stock and shall notify Hospira in the event any deliveries to Hospira deplete the current safety stock levels.

Section 2.10 Secondary Supply of [* * *] Starter Material. After FDA Regulatory Approval of the Initial Licensed Product, at such time deemed commercially reasonable by Durect, Durect shall use commercially reasonable efforts to establish and maintain a secondary supplier of the [* * *] Starter Material and a secondary approved manufacturing site for the Finished [* * *]. Durect shall provide Hospira with detailed updates and information regarding the sourcing and identification of potential [* * *] Starter Material suppliers and Finished [* * *] manufacturing sites. In the event that Hospira desires to have established a secondary supplier of [* * *] Starter Material and/or secondary manufacturing site for Finished [* * *] prior to such time as deemed commercially reasonable by Durect, then Hospira shall have the option to either [* * *].

Section 2.11 Failure to Supply.

(a) In the event of a Failure to Supply Finished [* * *] for any reason (including Force Majeure), Hospira shall be entitled, in its sole discretion, to manufacture, have manufactured, or purchase from a Third Party the Finished [* * *] to Exploit Licensed Products so long as Hospira retains the right to Exploit Licensed Products under the License Agreement.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) In such event, if Hospira so elects, for the sole purpose of Exploiting Licensed Products so long as Hospira retains the right to Exploit Licensed Products under the License Agreement:

[* * *]

ARTICLE III. REGULATORY, ACCESS AND OTHER MATTERS

Section 3.1 Specifications. The Specifications are set forth in Exhibit B.

(a) Hospira shall provide Durect with written notice as soon as reasonably practicable of any instructions or requirements of a Regulatory Authority that may require a change in the Specifications or manufacturing process or of any changes in Specifications desired by Hospira. Durect shall promptly implement any changes relating to the Finished [* * *] Specifications or manufacturing processes hereunder that are required by Applicable Law in the Territory, or by medical concerns related to the toxicity, safety and/or efficacy of the Finished [* * *]s. Durect shall not unreasonably withhold or delay consent to any changes in the Specifications or manufacturing processes requested by Hospira that are not required by laws or other regulatory requirements, or by medical concerns related to the toxicity, safety and/or efficacy of the Finished [* * *], provided that Hospira will reimburse Durect for any costs incurred by Durect in connection with such changes. No such change will be valid unless agreed to by the Parties in a written amendment to the Quality Agreement. The Parties will mutually agree on a manufacturing schedule for the Finished [* * *] to be manufactured and supplied in accordance with the revised Specifications.

(b) Unless the changes are requested by Hospira, Durect shall notify Hospira not less than [* * *] days in advance of any intended changes in the Specifications or manufacturing processes. If such advance notice is not possible due to the instructions or requirements of a Regulatory Authority, Durect shall provide Hospira such notice as soon as is reasonably practicable. No changes to the Finished [* * *] Specifications or manufacturing processes that may impact the Licensed Products may be submitted to Regulatory Authorities in the Territory without the approval of both Parties. The Parties will mutually agree on a manufacturing schedule for [* * *] to be manufactured and supplied in accordance with the revised Specifications as amended in the Quality Agreement. In addition, and not by way of limitation, Durect shall notify Hospira and, if necessary, Regulatory Authorities, of significant changes (based on The IPEC-Americas Significant Change Guide for Bulk Pharmaceutical Excipients) from established production and process control procedures that may affect Finished [* * *] quality.

Section 3.2 Durect Standards. Durect shall manufacture the Finished [* * *] in compliance with the Specifications, the applicable IPEC Guidelines, and Applicable Laws in the Territory. Durect shall provide Hospira with a Certificate of Analysis with each Shipment of Finished [* * *] delivered to Hospira.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 3.3 Quality Assurance. Durect shall perform quality testing in order to assure that the Finished [* * *] complies with the Specifications, and shall retain samples of the Finished [* * *] produced and records of the tests made on each Batch of Finished [* * *]. In addition, unless agreed in writing, no Finished [* * *] shall be shipped until such Finished [* * *] has been released by Durect’s Quality Assurance in accordance with the Specifications. Upon successful qualification of Durect as a Hospira supplier, the Parties shall negotiate a Quality Agreement, which document shall outline the Durect and Hospira operational responsibilities in regards to the Finished [* * *] which agreement may be modified between the Quality Assurance groups of the Parties without modifying this Agreement. [* * *]

Section 3.4 Stability Testing. Durect shall, from time to time, in accordance with Durect’s standard operating procedures (“SOPs”), perform stability testing using validated procedures for quality attributes as associated with the Specifications. Durect shall perform the work detailed in all SOPs or protocols under the IPEC Guidelines, including laboratory testing, Quality Assurance review of data, and preparation of a final report. In the event that stability test results fail to meet the Specifications or acceptance criteria as defined in the SOPs, protocols, or release requirements, Durect will undertake any resulting investigations and other action required as per the IPEC Guidelines and Durect’s internal SOPs or protocols.

Section 3.5 Validation Requirements. Durect shall maintain the current and all future validations for all equipment and procedures which are used in the manufacture and testing of the Finished [* * *] in accordance with the IPEC Guidelines and Applicable Law in the Territory.

Section 3.6 Regulatory Inspections. Durect shall allow any and all inspections deemed necessary by Regulatory Authorities, and shall promptly correct all deficiencies such that Durect is able to timely manufacture and supply Finished [* * *] for Hospira.

Section 3.7 Deviations & Investigations. Durect shall notify Hospira in writing of all process deviations, manufacturing failures, errors/accidents that result in confirmed Out-of-Specification results pertaining to Finished [* * *] produced for Hospira, in each case within [* * *] working days of Durect’s knowledge of such. Such notification shall be sent to Hospira as per the Quality Agreement.

Section 3.8 Release Testing. Durect shall perform or have performed Batch release testing using validated procedures for the Finished [* * *]. In the event that the results fail to meet the Specifications or acceptance criteria as defined in the SOPs, Durect will undertake any resulting investigations and other actions required as per the IPEC Guidelines and Durect’s internal SOPs.

Section 3.9 Master Files. Durect will maintain a current DMF with the FDA and other Regulatory Authorities in the Territory as requested for the Finished [* * *] purchased by Hospira hereunder. Durect will notify Hospira of any pertinent change in the DMF. Durect shall grant permission for Hospira to reference its DMF for the Finished [* * *] currently on file or which may in the future be filed with the FDA or applicable Regulatory Authorities responsible for drug regulations in the Territory, as amended or supplemented from time to time, for Hospira’s use for obtaining and maintaining Regulatory Approval for the Licensed

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Products in the Territory. In addition, Durect will cause [* * *] and any other Third Party supplier of [* * *] Starter Material to grant permission for Hospira to reference any DMF with respect to [* * *] Starter Material for Hospira’s use for obtaining and maintaining Regulatory Approval for the Licensed Products in the Territory. In the event Hospira is seeking to obtain regulatory approval in countries where the DMF is not accepted, Hospira shall so notify Durect and the Parties shall negotiate in good faith with respect to the preparation and submission of site master files for such countries, the cost of which shall be borne equally by Hospira and Durect in accordance with Sections 4.5 and 4.6 of the License Agreement.

Section 3.10 Regulatory Standards. Durect will be responsible for ensuring that its facilities, equipment and systems meet the IPEC Guidelines and Applicable Law in the Territory.

ARTICLE IV. WARRANTY AND REJECTION

Section 4.1 Warranties.

(a) Durect warrants that, at the time of delivery of the Finished [* * *]:

(i)	Finished [* * *] delivered pursuant to this Agreement shall comply with the Specifications and is produced in accordance with IPEC Guidelines and Applicable Laws in the Territory.

(ii)	not be adulterated or misbranded within the meaning of the any Applicable Law in the Territory or be an article which may not, under provisions of any Applicable Law, be sold in the Territory.

(iii)	at the time of delivery have at least [* * *] of shelf life.

(iv)	at the time of delivery, title to the Finished [* * *] will pass to Hospira free and clear of all liens, claims, charges and encumbrances and that.

(b) Reference Standard Warranty. Durect further warrants that any reference standard material delivered to Hospira pursuant to this Agreement shall meet the specifications outlined in the applicable Certificate of Analysis provided pursuant to Sections 2.7 and 3.2.

(c) Non-Infringement Warranty. In addition to, and not in lieu of, any other warranties under the License Agreement, Durect warrants that, to its Knowledge, the Finished [* * *] and Durect’s processes to manufacture the Finished [* * *] do not infringe any patent, copyright, trademark or other Intellectual Property right of any Third Parties.

[* * *]

(d) Power and Authority. Each Party represents and warrants that:

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(i)	It is duly incorporated, validly existing and in good standing under the laws of jurisdiction in which it is incorporated.

(ii)	It has the corporate power and authority to enter into this Agreement and perform its obligations hereunder and that the execution, delivery and performance of this Agreement and the performance of its obligations hereunder have been duly authorized and approved by all necessary action and no other action is necessary to authorize the execution, delivery and performance of this Agreement.

(iii)	There are no suits, claims, or proceedings pending, or to its best knowledge and belief, after due inquiry, threatened against it or any of its Affiliates in any court or by or before any governmental body or agency which would affect its ability to perform its obligations under this Agreement.

(e) No Debarred Service Providers. Durect represents and warrants that neither Durect, nor any of its Affiliates, employees or agents working on Hospira’s behalf, has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Individual. Durect further covenants, represents and warrants that if, during the Term of this Agreement, it, or any of its Affiliates, employees or agents working on Hospira’s behalf, becomes or is the subject of any FDA investigation or debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Individual, Durect shall immediately remove such Affiliate, employee or agent from performing services related to this Agreement and notify Hospira. In the event that Durect does not immediately remove such Affiliate, employee or agent from performing under this Agreement, Hospira shall have the right to immediately terminate this Agreement. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

(1) A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

(2) A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.

(f) DURECT MAKES NO OTHER WARRANTIES OF ANY OTHER KIND, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF THE QUALITY, MERCHANTABILITY, FITNESS FOR ANY PURPOSE OR NON-INFRINGEMENT, AND DURECT EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS, EITHER EXPRESSED OR IMPLIED.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 4.2 Testing. Hospira shall have [* * *] days after the receipt (at Hospira’s facility) of any Shipment of Finished [* * *] to subject the Finished [* * *] to quality control testing to determine conformity to the Specifications. Durect shall supply Hospira with the necessary test methods to perform such tests at its own facility. If testing of such samples shows a failure to meet Specifications, Hospira may, at Durect’s expense return the entire Shipment, or any part thereof, to Durect. If Hospira does not notify Durect of the non-conformity of Finished [* * *] within such [* * *] day period, Finished [* * *] shall be deemed to meet the Specifications, except as to latent defects that could not reasonably have been detected by routine visual inspection on delivery, in which case Hospira may also return any Finished Product to Durect within [* * *] business days after discovery of such latent defect. Durect shall at its option, within [* * *] days of Hospira’s return, either replace any such returned Finished [* * *] with Finished [* * *] meeting Specifications or provide Hospira with full credit. Should there be a discrepancy between Hospira’s test results and the results of testing performed by Durect, such discrepancy shall be finally resolved by testing performed by a third party mutually agreed to by Hospira and Durect. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. Nothing contained in this Section 4.2 shall relieve Durect of its obligations to deliver Finished [* * *] in accordance with Section 4.1 above.

Section 4.3 Retention of Records. Durect shall retain Batch production records and release testing data for Finished [* * *] for a period of [* * *] years beyond the retest/expiration date of the Finished [* * *] provided. At the end of such [* * *]year period, Durect will notify Hospira in writing and Hospira will have a period of [* * *] days in which to notify Durect that it is desirous of having the records delivered to Hospira’s facility and in that event, Durect shall cause all such records to be delivered to the location designated by Hospira at Hospira’s expense.

Section 4.4 Retention of Samples. Durect shall retain sufficient samples of each Batch of Finished [* * *] to repeat quality control testing [* * *] times.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE V. AUDITS

Section 5.1 Audits.

(a) Upon reasonable request by Hospira, Durect will arrange for Hospira to perform, at Hospira’s expense, periodic audits conducted during normal working hours of the processing facilities and procedures utilized in the manufacture of Finished [* * *] to ensure continued compliance with this Agreement and Applicable Law in the Territory. Such audits will include, without limitation, (i) inspections relating to the manufacture, testing, handling, storage, packaging and labeling of Finished [* * *]; and (ii) inspections of all documentation related to the Finished [* * *] including, but not limited to: Batch records, validation documentation, analytical results on raw materials, components, intermediates and final products, deviation reports, in-process testing and reports, trend analysis reports, inspection reports generated by Regulatory Authorities and responses to reports and inspections by Regulatory Authorities. Such periodic audits will be limited to [* * *], and shall be conducted according to IPEC Guidelines. The results of any such audit will be issued in writing to Durect, discussed with Durect, and corrective action agreed upon by the Parties.

(b) In addition to the foregoing, with at least [* * *] business days advance notice, Hospira shall be permitted to investigate/audit, during normal working hours, Durect facilities and records with respect to Finished [* * *] in the event of any failure of any Hospira Batch to meet Specifications, any major deviation from Specifications, Batch failure(s) or any regulatory actions, violations or complaints relevant to this Agreement.

ARTICLE VI. RESPONSIBILITIES OF HOSPIRA

Section 6.1 Hospira shall be responsible for compliance with Applicable Laws relating to the Manufacture and Commercialization of the Licensed Products which incorporate or include the Finished [* * *] in any manner. Except as otherwise provided in the License Agreement, Hospira shall, if legally required, file appropriate regulatory documents for all Licensed Products which include the Finished [* * *] with the FDA and other applicable Regulatory Authorities and shall provide copies of those portions of such documents referencing the Finished [* * *] to Durect, but Hospira shall have the right to redact any portion containing Confidential Information of Hospira.

Section 6.2 Sole Use. Hospira will use Finished [* * *] supplied by Durect solely to Exploit Licensed Products.

ARTICLE VII. INDEMNIFICATION

Section 7.1 Indemnification by Durect. Durect shall indemnify, defend and hold harmless the Hospira Related Parties from and against any and all Damages resulting from Third Party claims that arise out of or result from: (i) Durect’s breach of this Agreement, including a breach of any of Durect’s representations, warranties, covenants or agreements hereunder; and (ii) the negligence or willful misconduct by or on behalf of Durect or any of its Affiliates, designees, licensees, representatives or agents in the performance of its activities under this Agreement.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 7.2 Indemnification by Hospira. Hospira shall indemnify, defend and hold harmless the Durect Related Parties from and against any and all Damages resulting from Third Party claims that arise out of or result from (i) any breach by Hospira of this Agreement, including breach by Hospira of its representations, warranties, covenants or agreements hereunder; (ii) negligence or willful misconduct by or on behalf of Hospira or any of its Affiliates, designees, licensees, representatives or agents in the performance of its activities under this Agreement; or (iii) negligence or willful misconduct by or on behalf of Hospira or any of its Affiliates, designees, licensees, representatives or agents in the holding, storage, testing and use of the Finished [* * *] by Hospira, or any of its Affiliates and sublicensees (if applicable) under this Agreement.

Section 7.3 Indemnification Procedure. Upon receipt by the Party seeking indemnification hereunder (an “Indemnified Party”) of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to Damages, the Indemnified Party shall give prompt written notice thereof to the Party from which indemnification is sought (the “Indemnifying Party”) indicating the nature of the claim and the basis therefore, provided that the failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party or the defense of any such claim is materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own Cost and by its own counsel, any such claim involving the asserted liability of the Indemnified Party. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not, as part of any settlement or other compromise, (i) admit to liability for which the Indemnifying Party is not fully indemnifying the Indemnified Party, or agree to an injunction or other relief with respect to activities of the Indemnified Party without the written consent of the Indemnified Party or otherwise adversely affect the business of the Indemnified Party in any manner, admit to any violation of any Applicable Laws or any violation of the rights of any Person, or adversely affect the Indemnified Party’s rights under this Agreement. Notwithstanding an election by the Indemnifying Party to assume the defense of any claim as set forth above, such Indemnified Party shall have the right (at its own Cost if the Indemnifying Party has elected to assume such defense) to employ separate counsel and to participate in the defense of any claim.

Section 7.4 LIMITATION ON DAMAGES.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT (1) IN CIRCUMSTANCES OF INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, (2) WITH RESPECT TO INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS SET FORTH IN ARTICLE VII, (3) [* * *] AND (4) BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LOST REVENUES,WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

(b) EXCEPT IN THE CASE OF DURECT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, DURECT’S LIABILITY FOR ANY CLAIMS MADE BY HOSPIRA FOR ANY CAUSE OF ACTION OR INDEMNIFICATION RELATED TO THIS AGREEMENT SHALL NOT EXCEED [* * *].

Section 7.5  Insurance.

(a) Each Party shall carry and maintain in full force and effect while this Agreement is in effect and for [* * *] years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers maintaining an AM Best rating of no lower than A-VII:

(i) Commercial general liability insurance including premises operations, contractual liability, personal injury and advertising injury including fire, legal liability for bodily injury and property damage with combined limits of not less than $[* * *] per occurrence and $[* * *] in the aggregate for bodily injury, including death, and property damage;

(ii) Workers’ compensation insurance in the amounts required by the law of the Jurisdictions, countries or states in which such Party’s workers are located;

(iii) Employer’s Liability with a limit of liability in an amount of not less than $[* * *];

(iv) Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $[* * *] each occurrence;

(v) Umbrella liability insurance with a policy limit of at least $[* * *] per occurrence and in the aggregate;

(vi) Products liability insurance with a policy limit of at least $[* * *] per occurrence and in the aggregate; provided that Hospira shall have a policy with a limit of no less than $[* * *] upon First Commercial Sale of the Initial Licensed Product in the Territory; and

(viii) Cargo/Transit insurance covering all risks of physical loss or damage to cargo handled by Supplier at a full replacement cost.

(b) Each Party shall include the other party and their subsidiaries, affiliates, directors, officers, employees and agents as additional insureds with respect to Commercial General Liability and Products Liability but only as their interest may appear by written contract. Prior to commencement of services, and annually thereafter, each Party shall furnish

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

to the other Party certificates of insurance evidencing the insurance coverages stated above and shall endeavor to provide at least [* * *] days written notice to the other Party prior to any cancellation, non-renewal or material change in said coverage. In the case of cancellation, non-renewal or material change in said coverage, each Party shall promptly provide to the other Party with a new certificate of insurance evidencing that the coverage meets the requirements in Section 7.5. Each Party agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by the other Party. Each party may, at its option, satisfy, in whole or in part, its obligation under this Section 7.5 through its self- insurance program. If either Party chooses to self-insure, then that Party must indemnify the other Party to the same as an additional insured would be in a traditional insurance policy.

ARTICLE VIII. CONFIDENTIALITY

Section 8.1 Publicity. Each Party shall maintain the confidentiality of all provisions of the Agreement and this Agreement itself, and neither Party shall make any press release nor public announcement concerning the existence of or the terms of this Agreement or containing material new information regarding the development or Commercialization of a Licensed Product, without the prior written approval of the other Party with regard to the content of such press release or public announcement, except as may be required to be made by either Party in order to comply with Applicable Laws in which case the disclosing Party shall provide the nondisclosing Party with at least [* * *] business days prior written notice of such disclosure (to the extent permitted by Applicable Laws) so that the nondisclosing Party shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any such required disclosure, the disclosing Party shall use reasonable efforts to obtain confidential treatment for such disclosure or to prevent or modify such disclosure as may be requested by the nondisclosing Party (to the extent permitted by Applicable Laws). Such consent will not be unreasonably withheld or delayed by such other Party. Except as otherwise provided herein, prior to any such press release or public announcement requiring the other Party’s prior written approval, the Party wishing to make the announcement will submit a draft of the proposed press release or public announcement to the other Party not less than [* * *] business days in advance to enable the other Party to consider and comment thereon. Failure to respond with comments in writing prior to [* * *] before scheduled release shall be deemed approval of such press release or public announcement. [* * *] Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.1 is intended to prohibit either Party from republishing or restating information that has already been approved by the other Party for use in a prior press release or public announcement.

Section 8.2 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term of this Agreement and for [* * *] years following the expiration or termination of the Agreement, the receiving Party, its Affiliates and its designees shall, and shall ensure that their respective employees, officers, directors and other representatives shall, keep confidential and not publish or otherwise disclose and not use for any purpose, other than the purpose of this Agreement, any Confidential Information of the disclosing Party. The receiving Party shall treat Confidential Information as it would its own proprietary information which in no event shall be with less than a reasonable standard of care, and take reasonable precautions to prevent the disclosure of Confidential Information to a Third Party, except as explicitly set forth herein, without written consent of the disclosing Party.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 8.3 The receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the disclosing Party that:

(i) the receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the disclosing Party;

(ii) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like or is made generally available by a Third Party, in each case, other than through a wrongful act, fault or negligence on the part of the receiving Party, or a breach of this Agreement;

(iii) is received from a Third Party without restriction and with the right to disclose such Confidential Information; or

(iv) the receiving Party can demonstrate by competent evidence was independently developed by or for the receiving Party without reference to, use of or disclosure of the disclosing Party’s Confidential Information.

Notwithstanding the foregoing, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party. Any and all information, data and materials, including any and all Intellectual Property Rights therein and thereto, owned by a Party pursuant to this Agreement shall constitute Confidential Information of such Party which shall be deemed the disclosing Party with respect to such Confidential Information for the purposes of this Article VIII and for the avoidance of doubt, subject to the exclusions to the confidentiality obligations in this Article VIII as described in Section 8.3(b)(ii) and (iii). Notwithstanding the foregoing, the obligations of confidentiality under this Section 8.3 regarding any Confidential Information relating to or containing a Party’s trade secret that has been suitably identified to the other Party as such shall continue beyond the period set forth in this Section 8.3 (i.e., the Term plus [* * *] years) so long as the subject matter remains a trade secret.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 8.4      Authorized Disclosures. The restrictions contained in Section 8.2 shall not apply to Confidential Information that are:

(i) made to an applicable Regulatory Authority as useful or required in connection with any filing, application or request for Regulatory Approval; provided that reasonable measures shall be taken to assure confidential treatment of such information;

(ii) to the extent necessary, (i) in connection with a proposed financing transaction, merger, acquisition or other change of control of a Party or sale of all or substantially all of the assets of a Party or (ii) subject to subcontracting provisions set forth in this Agreement or the License Agreement, to its Affiliates, directors, officers, employees, consultants, sublicensees of Hospira or Durect (or bona fide potential sublicensees of Hospira or Durect), vendors and clinicians, in each case under written agreements of confidentiality substantially similar or at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with a Party performing its obligations or exercising its rights under this Agreement; provided, that either Party may enter into such written agreements that provide for shorter timeframes for maintaining confidentiality than those set forth in this Agreement with the written consent of the other Party;

(iii) otherwise required by Applicable Laws or the requirements of a major U.S. securities exchange, in the reasonable opinion of legal counsel to the receiving Party, provided that the Party disclosing such Confidential Information shall exercise its Commercially Reasonable Efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded and if possible give the other Party a reasonable opportunity to review and comment on any such disclosure in advance thereof (but not less than five (5) business days, if possible, prior to the date of such disclosure);

(iv) made in response to an order of a court of competent jurisdiction or other Regulatory Authority or any political subdivision or regulatory body thereof of competent jurisdiction; provided that the receiving Party shall first have, if reasonably possible, given notice to the disclosing Party and given the disclosing Party, at such disclosing Party’s own expense, a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Regulatory Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information which is legally required, in the reasonable opinion of legal counsel to the receiving Party, to be disclosed in such response to such court or governmental order; or

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 8.5 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates and/or its licensees from any violation or threatened violation of this Article VIII.

ARTICLE IX. TERM AND TERMINATION

Section 9.1 Term of Agreement. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms of this Article IX, or unless otherwise mutually agreed to by the Parties, shall expire on the termination or expiration of the License Agreement (the “Term”).

Section 9.2 Termination for Material Breach. In the event of an alleged material breach of this Agreement by a Party, the other Party must give the Party that is allegedly in default notice thereof if such non-breaching party intends to terminate the Agreement pursuant to this Section 9.2. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with this Section 9.2. [* * *] If, however, a Party receives a notice of material breach that relates solely to the payment of amounts due hereunder, and (a) there is no dispute as to the amounts owed and (b) such material breach for non-payment is not cured within [* * *] days after receipt of such notice, the notifying Party shall be entitled to terminate this Agreement by giving written notice to the defaulting Party. In the event that the Neutral (as defined in Schedule 10.10), in accordance with the procedures set forth in Section 10.10, has rendered a ruling that a Party has materially breached this Agreement, which ruling specified the remedies imposed on such breaching Party for such breach, and the breaching Party has failed to comply with the terms of such adverse ruling within the time period specified therein for compliance, or if such compliance cannot be fully achieved by such date, the breaching Party has failed to commence compliance and/or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, or in the event the material breach cannot be remedied, [* * *], then in each case the non-breaching Party shall have the right to terminate this Agreement by delivering written notice to the breaching Party after the expiration of the period during which the breaching Party was to comply as set forth in the adverse ruling (if applicable);

Section 9.3 Termination for Insolvency. Either Party may terminate this Agreement effective immediately upon written notice to the other Party in the event a Party files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within [* * *] days of the filing thereof.

Section 9.4 Termination by Hospira. Hospira may, at any time, terminate this Agreement upon [* * *] prior written notice to Durect, in which case [* * *].

Section 9.5 Termination by Durect. Durect may terminate this Agreement upon [* * *] months prior written notice to Hospira, in which case [* * *]. However, Durect may not terminate this Agreement pursuant to this Section prior to [* * *] years after the First Commercial Sale of the Initial Licensed Product.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 9.6  Effect of Termination. Upon expiration or termination of this Agreement, in whole or in part, for any reason, nothing herein shall be construed to release either Party from any accrued rights or obligations that matured prior to the effective date of such expiration or termination, nor preclude either Party from pursuing any right or remedy it may have hereunder or at law or in equity with respect to any breach of this Agreement. Each Party, at the request of the other Party, shall return or destroy, and thereafter provide to the other Party written certification evidencing such destruction, all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information.

Section 9.7  Nonexclusive Rights and Remedies. Termination is not an election of remedies. Except as otherwise specifically provided herein, all rights and remedies of the Parties provided under this Agreement are not exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.

Section 9.8  Surviving Provisions. Expiration or any termination of this Agreement shall not release a party from the obligations to make any payments that were due or had accrued immediately prior to the effective date of such termination (including non-cancelable obligations or commitments made in good faith prior to notice of termination), and the following Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: Articles I, IV, V, VII, VIII and X Sections 2.3, 2.4, 2.5, 2.11(b) (but not if this Agreement expires in ordinary course or is terminated early by Durect due to Hospira’s breach), 3.9, 4.3, 9.6, 9.7 and 9.8.

ARTICLE X. MISCELLANEOUS

Section 10.1  Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

Section 10.2  Assignment. Except as otherwise expressly provided in this Agreement, neither Party shall assign this Agreement or its rights or obligations hereunder without the express written consent of the other Party hereto, except that either Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to (i) an Affiliate, (ii) any assignee of all or substantially all of its business or assets relating to the subject matter of this Agreement, or (iii) its successor pursuant to an operation of law. An assignment or transfer by a Party pursuant to this Section 10.2 shall be binding on its successors or assigns. Except as otherwise expressly provided in this Agreement, no such assignment or transfer shall be valid or effective unless done in accordance with this Section 10.2.

Section 10.3  Notice. Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered, facsimile transmission (receipt

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

verified), electronic mail or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

In the case of Durect, to:

Durect Corporation

2 Results Way

Cupertino, CA 95014

Attention: General Counsel

Facsimile No: (408) 777-3577

Telephone No: (408) 777-1417

In the case of Hospira, to:

Hospira Inc.

275 North Field Drive

Lake Forest, Illinois 60045

Attn: General Counsel

Fax: 224-212-2086

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.

Section 10.4  Use of Name. Except as otherwise provided herein, Durect, on the one hand, and Hospira on the other hand, shall not have any right, express or implied, to use in any manner the name or other designation of the other or any other trade name, trademark or logos of the other for any purpose, unless consented to in writing by the other Party.

Section 10.5   Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and except as specifically provided herein none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

Section 10.6  Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine (or pdf-file attachment to Email), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 10.7  Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 10.8  Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Section 10.9  Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of [* * *] without regard to conflicts of law principles.

Section 10.10  Alternative Dispute Resolution. Unless expressly provided herein, any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party shall be resolved in accordance with the alternative dispute resolution procedure set forth in Schedule 10.10.

Section 10.11  Compliance with Laws. Each Party shall review in good faith and cooperate in taking actions to ensure compliance of this Agreement and the Parties’ activities hereunder with all Applicable Laws. Each Party shall provide the other Party such reasonable assistance as may be required for the Party requesting such assistance to comply with all Applicable Laws necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.

Section 10.12  Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement to the extent that such failure or delay is due to Force Majeure, and without the willful wrongdoing, recklessness or gross negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” is defined as causes beyond the reasonable control of the Party, including acts of God; war; terrorism; civil commotion; fire, flood, earthquake or explosion; strike, riot or epidemic. In the event that the ability of Durect or Hospira to perform its obligations under this Agreement, as the case may be, shall be so affected, the affected Party shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement for the duration of such Force Majeure and for so long as it is unable to perform its obligations hereunder. To the extent possible, each Party shall use Commercially Reasonable Efforts to minimize the duration of any Force Majeure.

Section 10.13  Entire Agreement. This Agreement including schedules and exhibits thereto together with all other future written agreements entered into by the Parties and specifically made a part of this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. This Agreement does not amend, modify, or alter the License Agreement, or any of the rights or obligations of the Parties under the License Agreement.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 10.14  Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

Section 10.15  No Third Party Beneficiaries. Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicensees or licensees of the Parties, nothing in this Agreement is intended to confer on any Person other than Durect or Hospira any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement.

Section 10.16  Descriptive Headings; Certain Terms. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

Section 10.17  Fees and Payments. All fees and payments properly paid by one Party to the other under this Agreement shall be deemed non-refundable unless expressly provided to the contrary herein.

Section 10.18  No Implied Licenses. Except as specifically and expressly granted in this Agreement, no rights or licenses to any intellectual property rights are granted by either Party to the other, by implication, estoppel or otherwise, and each Party specifically reserves all its rights with respect to any intellectual property rights not specifically granted hereunder. Furthermore, unless expressly provided otherwise herein, each Party may use and practice its own Intellectual Property Rights, technology and data in any manner not inconsistent with the terms of this Agreement without the consent of the other Party and without obligation to notify the other Party of its intended use.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, on the Effective Date written above.

Durect Corporation		Hospira, Inc.

By:	/s/ James E. Brown	By:	/s/ Brian J. Smith

Name:	James E. Brown	Name:	Brian J. Smith

Title:	CEO	Title:	Sr. Vice President

Date: June 1, 2010		Date: June 1, 2010

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT A

QUALITY AGREEMENT

[TO BE ATTACHED IN ACCORDANCE WITH SECTION 3.3]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

SPECIFICATIONS

[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT C

ESCROW AGREEMENT

[TO BE ATTACHED IN ACCORDANCE WITH SECTION 2.11(b)(i)]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SCHEDULE 10.10

Alternative Dispute Resolution

[* * *]